SECURITIES AND EXCHANGE COMMISSION



                     Washington, D.C.  20549





                            FORM 8-K





                         CURRENT REPORT



               PURSUANT TO SECTION 13 OR 15(d) OF



               THE SECURITIES EXCHANGE ACT OF 1934





                 April 29, 1996 (April 26, 1996)

        Date of Report (Date of earliest event reported)





                   PEOPLES ENERGY CORPORATION



     (Exact name of registrant as specified in its charter)




   Illinois                           1-5540                      36-2642766
(State or other jurisdiction of     (Commission              (I.R.S. Employer
 incorporation or organization)     File Number)           Identification No.)



24th Floor, 130 East Randolph Drive, Chicago, Illinois            60601-6207
    (Address of principal executive offices)                      (Zip Code)



Registrant's telephone number, including area code            (312) 240-4000



                                 None
     (Former name or former address, if changed since last report)


Item 5.  OTHER EVENTS


                      FINANCIAL INFORMATION


    Peoples Energy Corporation released the following press release on Friday, April 26, 1996:




                                                           Ed Joyce
April 26, 1996                                            (312) 240-4567



CHICAGO--Peoples Energy Corporation today reported a 35 per cent increase in second quarter net income and said results for the entire fiscal year are expected to far exceed levels of a year ago.



     The Chicago-based parent of two natural gas utilities said consolidated net income for its second period--the three months ended March 31--amounted to $62 million, compared with $45.8 million for the year-ago period.  On a per-share basis, earnings in the current quarter amounted to $1.77 against $1.31 in last year's second quarter.



      Richard E. Terry, Peoples Energy's chairman and chief

executive, said that  current results were bolstered primarily by recent rate increases for the company's two utility subsidiaries and by weather that was 12 per cent colder than in last year's second quarter.



     Higher gas deliveries, mainly due to lower temperatures,

added 27 cents a share to this quarter's earnings, he said, while higher rates added another 22 cents.  Last year's numbers were helped by a gain from a federal income tax settlement.



     Operating revenues for the current quarter amounted to

$498.6 million, up nearly 18 per cent from last year's level.

This reflects  increased volumes of gas delivered,  the

utilities' rate increases, and the effect of higher gas-supply costs brought about by last winter's prolonged nationwide cold spell.



     Net income for the first six months this year amounted to

$98.1 million, up over 38 per cent  from the $70.9 million

reported for last year's first half.  Current six-month earnings amounted to $2.81 a share, compared with $2.03 for the year-ago period.



     Results for the first six months this year likewise profited from the utilities' rate increases and from weather that was 20 per cent colder than in the prior period.  Year-ago results

included benefits from the federal income tax settlement and from the sale of interests in certain oil and gas rights.



     For the 12-month period ended March 31, the company had net income of $89.3 million, or $2.56 per share.  This compares with

$58 million, or $1.66 a share,  for the year-ago period.



     Operating revenues through mid year totaled $816.2 million,

up almost 12 per cent from a year ago.  Revenues for the latest

12 months rose nearly 6 per cent to $1.118 billion.



     "With the heating season winding down,"  Terry said, "it's now clear that Peoples Energy's earnings for fiscal 1996 will represent a substantial improvement over last year's level of

$1.78 a share.   At this point, we expect 1996's results to

exceed the $2.56 being reported for the current 12-month period."









Safe Harbor Statement under the Private Securities Litigation

Reform Act of 1995:



This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the

Company intends that such forward-looking statements be subject to the safe harbors created thereby.  These forward-looking

statements relate to financial results for the entire fiscal year, including the forward-looking statement regarding fiscal

1996 earnings.  The forward-looking statements are based on

current expectations regarding important risk factors.

Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the inclusion of such statements should not be regarded as a representation by the

Company or any other person that the results expressed therein will be achieved.  Important risk factors include, but are not limited to,  operating and maintenance expenses,  the occurrence of extraordinary events (including natural events and acts of

God, fires, floods, and accidents), regulatory decisions and actions, availability and deliverability of gas supplies, adverse results in significant litigation matters, changes in accounting policies and practices and the application of such policies and practices, the effects of organizational changes within the

Company or its subsidiaries,  and adverse state and federal

legislation.



                   PEOPLES ENERGY CORPORATION

                      FINANCIAL HIGHLIGHTS

                           (Unaudited)


Second Quarter               Three Months Ended March 31,
                             ----------------------------
                                1996              1995
                                ----              ----


Revenues                      $498,556,000   $424,386,000

Net Income                    $ 62,015,000   $ 45,819,000

Earnings Per Share                   $1.77          $1.31

Average Shares Outstanding      34,939,000     34,899,000



Six Months Ended                          March 31,
                              ----------------------------
                                 1996            1995
                                 -----         -------


Revenues                     $ 816,162,000   $731,508,000

Net Income                   $  98,131,000   $ 70,946,000

Earnings Per Share                   $2.81          $2.03

Average Shares Outstanding      34,933,000     34,892,000



Twelve Months Ended                    March 31,
                            -------------------------------
                                1996               1995
                                ----               ----

Revenues                    $1,118,054,000   $1,057,122,000

Net Income                  $   89,339,000   $   57,953,000

Earnings Per Share                   $2.56            $1.66

Average Shares Outstanding      34,922,000       34,878,000










                            SIGNATURE



Pursuant to the requirements of the Securities Exchange Act of

1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly

authorized.





                               PEOPLES ENERGY CORPORATION
                              -----------------------------
                                      (Registrant)




  April 29, 1996         By:   /s/ K. S. BALASKOVITS
 -----------------       ----------------------------
      (Date)                   K. S. Balaskovits
                          Vice President and Controller